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Filed Pursuant to Rule 424(b)(4)
Registration No. 333-207629

PROSPECTUS SUPPLEMENT
(To Prospectus Dated November 9, 2015)

4,500,000 Shares

RE/MAX Holdings, Inc.
Class A Common Stock

        The shares of Class A common stock are being offered by the selling stockholder. We will not receive any proceeds from the shares of Class A common stock sold in this offering.

        We have two classes of outstanding common stock, Class A common stock and Class B common stock. Outstanding shares of Class B common stock represent approximately 74.19% of the voting power of our outstanding capital stock as of September 30, 2015. For a description of the various rights and privileges associated with our Class A and Class B common stock, see "Description of Capital Stock" in the accompanying prospectus.

        Our Class A common stock is listed on the New York Stock Exchange under the symbol "RMAX." The last reported sale price of our Class A common stock on the New York Stock Exchange on November 18, 2015 was $36.76 per share.

        Investing in our Class A common stock involves risks. You should carefully consider the risks described under "Risk Factors" on page 7 of the accompanying prospectus and in our periodic reports filed from time to time with the Securities and Exchange Commission before investing in our Class A common stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or accompanying prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Selling Stockholder
Per Share	$36.00	$1.53	$34.47
Total	$162,000,000	$6,885,000	$155,115,000

(1)
We have agreed to reimburse the underwriters for certain FINRA-related expenses. See "Underwriters."

        The selling stockholder has granted the underwriters the option to purchase up to an additional 675,000 shares of our Class A common stock at the public offering price less the underwriting discount.

        The underwriters expect to deliver the shares of Class A common stock to purchasers on or about November 24, 2015.

Morgan Stanley	BofA Merrill Lynch	J.P. Morgan

William Blair	Perella Weinberg	Zelman Partners LLC

The date of this prospectus supplement is November 18, 2015.

ABOUT THIS PROSPECTUS SUPPLEMENT

        You should read this prospectus supplement along with the accompanying prospectus, as well as the information incorporated by reference herein and therein, carefully before you invest in our Class A common stock. These documents contain important information that you should consider before making your investment decision. This prospectus supplement and the accompanying prospectus contain the terms of this offering of Class A common stock. The accompanying prospectus contains information about our securities generally, some of which does not apply to the Class A common stock covered by this prospectus supplement. This prospectus supplement may add, update or change information contained in or incorporated by reference in the accompanying prospectus. If the information in this prospectus supplement is inconsistent with any information contained in or incorporated by reference in the accompanying prospectus, the information in this prospectus supplement will apply and will supersede the inconsistent information contained in or incorporated by reference in the accompanying prospectus.

        It is important for you to read and consider all of the information contained in this prospectus supplement and the accompanying prospectus before making your investment decision. You should also read and consider the additional information incorporated by reference in this prospectus supplement and the accompanying prospectus before making your investment decision. See "Where You Can Find More Information" in this prospectus supplement.

        Neither we nor the underwriters have authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any related free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the underwriters take any responsibility for, nor can we or the underwriters provide any assurance as to the reliability of, any other information that others may give you. None of RE/MAX Holdings, Inc., RMCO, LLC and RMCO, LLC's subsidiaries, the selling stockholder or the underwriters are making an offer to sell the Class A common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any such free writing prospectus and the documents incorporated by reference herein and therein is accurate only as of the respective dates of such documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-i

PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights information contained elsewhere or incorporated by reference into this prospectus supplement and the accompanying prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our securities. You should read this entire prospectus supplement and accompanying prospectus carefully, as well as the risks described under "Risk Factors" in Item 1A of our most recent Annual Report on Form 10-K and Item 1A of any subsequently filed Quarterly Reports on Form 10-Q, the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations" also found in such reports and the other information contained or incorporated by reference in this prospectus supplement and accompanying prospectus, before making an investment decision.

        In this document, unless the context requires otherwise, "we," "our," "us" and the "Company" refer collectively to RE/MAX Holdings, Inc., RMCO, LLC and RMCO, LLC's subsidiaries.

Our Company

        We are one of the world's leading franchisors of real estate brokerage services. Our business strategy is to recruit and retain agents and sell franchises. Our franchisees operate under the RE/MAX brand name, which has held the number one market share in the U.S. and Canada since 1999, as measured by total residential transaction sides completed by our agents. Accordingly, our company slogan is "Nobody sells more real estate than RE/MAX." The RE/MAX brand has the highest level of unaided brand awareness in real estate in the U.S. and Canada according to a 2014 consumer survey by MMR Strategy Group, and our iconic red, white and blue RE/MAX hot air balloon is one of the most recognized real estate logos in the world.

        The RE/MAX brand is built on the strength of our global franchise network, which is designed to attract and retain the best-performing and most experienced agents by maximizing their opportunity to retain a larger portion of their commissions. As a result of this agent-centric approach, we believe that our agents are substantially more productive than the industry average. We consider agent count to be a key measure of our business performance as the majority of our revenue is derived from fixed, contractual fees and dues paid to us based on the number of agents in our franchise network.

        RE/MAX was founded in 1973 by David and Gail Liniger with an innovative, entrepreneurial culture affording our agents and franchisees the flexibility to operate their businesses with great independence. This business strategy led to a 33-year period of uninterrupted growth, highlighted in the charts below, as RE/MAX added large numbers of franchises and agents in the U.S., Canada and around the world. Today, the RE/MAX brand operates in more countries than any other real estate brokerage brand in the world.

(1)
As of September 30, 2015.

        We grew our total agent count at a compound annual growth rate, or "CAGR", of 30% from our founding to a peak of approximately 120,000 agents in 2006. Our agent count declined approximately 26.8% from 2006 through 2011 as real estate transaction activity declined during the U.S. and global real estate downturn and economic recession. We returned to growth starting in 2012, resulting in a net gain of 10,534 agents between 2012 and 2014 (of which 5,953 were in the U.S.). In the first nine months of 2015, we gained 5,481 agents (of which 2,674 were in the U.S.) as the upturn has continued, for a total of 103,491 agents (of which 59,779 were in the United States and 19,506 were in Canada). Approximately 25% of our agents gained during the twelve months ended September 30, 2015 were from offices newly opened in 2014. We expect that our U.S. agent count will continue to increase as we continue to attract agents who recognize the strength of the RE/MAX brand and our agent-centric value proposition.

        As approximately 83% of our revenue for the twelve month period ended September 30, 2015 came from the U.S., we believe that we are benefiting from an improving U.S. housing market. After entering a period of recovery and rising by more than 9% per year in 2012 and 2013, existing home sale transactions fell by 2.9% in 2014, according to the National Association of Realtors, or "NAR." However, such recovery is expected to continue through 2015 with NAR forecasting that existing home sale transactions will rise 7.0% in 2015 and 3.5% in 2016. With approximately 13% of our revenue for the twelve month period ended September 30, 2015 coming from Canada, where RE/MAX has the leading market share among residential brokerage firms, we also expect to benefit from generally stable Canadian housing market trends, where home sales were up 5.1% in 2014, and are forecasted to rise 3.3% in 2015, before leveling off in 2016, according to the Canadian Real Estate Association, or "CREA."

        As a franchisor with less than 1% owned brokerage offices in the U.S., we maintain a low fixed-cost structure, which enables us to generate high margins and helps us drive significant operating leverage through incremental revenue growth.

(1)
Adjusted EBITDA is a non-GAAP measure. See "—Non-GAAP Measures—Adjusted EBITDA" below.

(2)
Excludes adjustments attributable to the non-controlling interest.

Market Opportunity

        We operate in the real estate brokerage franchise industry in nearly 100 countries, including the U.S. and Canada.

        U.S. and Canadian Real Estate Brokerage Industry Overview.    Based upon U.S. Census Bureau data and existing home sales information from NAR, the U.S. residential real estate industry is an approximately

$1.41 trillion market based on 2014 sales volume. Residential real estate represents the largest single asset class in the U.S. with a value of approximately $20.0 trillion, according to the Federal Reserve.

        Residential real estate brokerages typically realize revenue by charging a commission based on a percentage of the price of the home sold. The real estate brokerage industry generally benefits in periods of rising home prices and transaction activity (with the number of licensed real estate agents generally increasing during such periods), and is adversely impacted in periods of falling prices and home sale transactions (with the number of licensed real estate agents generally decreasing during such periods).

        We believe that the traditional agent-assisted business model compares favorably to alternative channels of the residential brokerage industry, such as discount brokers and "for sale by owner," because full-service brokerages are the best-suited to address many of the key characteristics of real estate transactions, including: (i) the complexity and large monetary value involved in home sale transactions, (ii) the infrequency of home sale transactions, (iii) the high price variability in the home market, (iv) the unique nature of each home and (v) the consumer's need for a high degree of personalized advice and support in light of these factors. For these reasons, we believe that consumers will continue to use the agent-assisted model for residential real estate transactions. In addition, although listings are available for viewing on a wide variety of real estate websites, we believe an agent's local market expertise provides the ability to better understand the inventory of for-sale homes and the interests of potential buyers. This knowledge allows the agent to customize the pool of potential homes they show to a buyer, as well as help sellers to present their home professionally to best attract potential buyers. According to NAR, 89% of sellers of existing homes used an agent or broker in 2015 compared to 82% in 2004, and 87% of buyers used an agent or broker, compared with 77% in 2004.

        Cyclical Nature.    The residential real estate industry is cyclical in nature, but has shown strong long-term growth. From the second half of 2005 through 2011, the U.S. real estate industry experienced a significant downturn, with existing home sale transactions declining by 40% from 7.1 million in 2005 to 4.3 million in 2011, according to NAR. Since then, the U.S. real estate industry has improved, with 4.7 million existing home sale transactions in 2012, 5.1 million in 2013, and 4.9 million in 2014. NAR forecasts 5.3 million existing home sales in 2015 and 5.5 million in 2016.

        Similarly, the median home sale price declined by 24% from 2005 to 2011, but increased by 6.4% in 2012, and another 11.5% in 2013, according to NAR. Median price increases moderated to 5.7% in 2014, leaving prices at the end of 2014 5.1% below the end of 2005. NAR forecasts a similar rate of home price increases in 2015, before the increases moderate somewhat in 2016.

        We believe we are well-positioned to benefit from an increase in our agent count as a result of the current U.S. economic recovery and the improving U.S. housing sector. As illustrated below, the number of existing home sale transactions in the U.S. has generally increased during periods of economic recovery:

Source: National Association of Realtors

        Favorable Long-term Demand.    We believe that long-term demand for housing in the U.S. is primarily driven by the economic health of the domestic economy, and local factors such as demand relative to supply. We also believe that the residential real estate market in the U.S. will benefit from fundamental demographic shifts over the long term. These include an increase in household formations, including as a result of immigration and population growth. According to the 2014 State of the Nation's Housing Report compiled by the Joint Center for Housing Studies, U.S. household formation increased by only 600,000 to 800,000 formations in each of the past several years, well below historic levels, but is projected to grow by 11.6 million to 13.2 million between 2015 and 2025. Likewise, the U.S. Census Bureau projects that the U.S. will continue to experience long-term population growth and predicts total net immigration of 49.0 million individuals between 2015 and 2050. We believe that there is also pent-up selling demand from generational shifts, such as many retirement age homeowners who are likely to take advantage of improving housing market conditions in order to sell their existing residences and retire in new areas of the country or purchase smaller homes. Similarly, we believe there is also pent-up buying demand among adult children, particularly in the large millennial generation, currently living in their parents' homes or renting with others, who are likely to take advantage of an improving economy and good home affordability, driving household formation back to historical levels.

        Our Market Position.    We attribute our success to our ability to recruit and retain experienced agents and sell franchises. Our approach to sustained agent recruiting and retention and franchise sales depends upon two key elements of our unique business model: (i) creating and maintaining a premier market presence in the real estate brokerage industry worldwide, and (ii) creating and maintaining the unique RE/MAX "growth engine."

        Premier Market Presence.    The strength of our brand worldwide in the real estate brokerage industry is the result of our ability to successfully create and maintain "Premier Market Presence." We believe that we offer agents and franchisees a compelling market presence in the real estate brokerage industry through the combination of the following six attributes:

  •
  leading unaided brand awareness;

  •
  highly experienced and productive agents;

  •
  leading market share;

  •
  high traffic web presence;

  •
  high level of customer satisfaction; and

  •
  strong community citizenship.

        We believe our focus on creating and maintaining Premier Market Presence has led to a sustained growth of our global franchise network and the RE/MAX brand.

        RE/MAX "Growth Engine." The RE/MAX Growth Engine is a virtuous circle whereby all of the key stakeholders in our franchise network—our franchisees, agents and RE/MAX—benefit from mutual investment and participation in the RE/MAX network, or, as we say in RE/MAX, "Everybody wins." By building our leading brand around an agent-centric model, we believe we are able to attract and retain highly productive agents and motivated franchisees. As a result, our agents and franchisees help to further enhance our brand and market share, expand our franchise network, and ultimately grow our revenue, as illustrated below:

        The RE/MAX Growth Engine leads to the following unique benefits for our franchisees and agents and RE/MAX:

RE/MAX Franchisee and Agent Benefits	RE/MAX Benefits

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Affiliation with the best brand in the real estate industry

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Entrepreneurial culture

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High agent commission split and low franchise fees

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Access to our lead referral system which is supported by our high traffic websites

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Comprehensive, award-winning training programs

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Network effect drives brand awareness

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Franchise fee structure provides recurring revenue streams

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Franchise model—highly profitable with low capital requirements—leads to strong cash flow generation and high margins

Our Franchise Structure

        Franchise Organizational Model.    We function under the following franchise organizational model, with nearly all of the RE/MAX branded brokerage office locations being operated by franchisees:

Franchise Tier	Description
RE/MAX	Owns the right to the RE/MAX brand and sells franchises and franchising rights.

Regional Franchise Owner	Owns rights to sell brokerage franchises in a specified region. In the U.S. and Canada, RE/MAX owns 12 of 32 regional franchises, representing 43,658 agents, or 55% of our U.S. and Canada agent count as of September 30, 2015. The remaining 20 regional franchises, representing 22,633 agents in the U.S. and 12,994 in Canada, or, combined, about 45% of our U.S. and Canada agent count, are Independent Regions as of September 30, 2015.

Franchisee (or Broker-Owner)	Owns right to operate a RE/MAX-branded brokerage office, list properties and recruit agents. 6,886 offices globally, as of September 30, 2015.

Agent (or Sales Associate)	Branded independent contractors who operate out of local franchise brokerage offices. 103,491 agents globally, as of September 30, 2015.

        In the early years of our expansion in the U.S. and Canada, we sold regional franchise rights to independent owners for certain Independent Regions while retaining rights to other regions. In recent years, we have pursued a strategy to reacquire regional franchise rights, such as the California-Hawaii, Florida and Carolinas regions in 2007, the Mountain States region in 2011, the Texas region in 2012 and the Central Atlantic and Southwest regions in 2013. Such acquisitions have supported our ability to grow in terms of our number of agents and drive incremental Adjusted EBITDA contribution. For example, following the Texas region acquisition in 2012, the average incremental Adjusted EBITDA contribution from that region for 2013 and 2014 was $7.3 million per year, and its average growth in agents for 2013 and 2014 was 440 agents per year, compared to 86 agents in 2012.

        Franchise Agreements and Relationship Terms.    In those regions that are owned by us in the U.S. and Canada, we typically enter into a five-year renewable franchise agreement with franchisees covering a standard set of terms and conditions. For those regions that are independently owned, we enter into a long-term agreement (typically between 15 and 20 years, with up to three renewal periods of equal length) with the Independent Region owner, pursuant to which the regional franchise owner is authorized to enter into franchise agreements with individual franchisees in that region.

        In general, the franchisees (or broker-owners) do not receive an exclusive territory except under certain limited circumstances. Prior to opening an office, a franchisee or principal owner is required to attend a four to five day training program at our global headquarters. We maintain a close relationship with our franchisees and provide them with ongoing training via our RE/MAX University® to help them better attract and train agents, market, and operate more effectively. Prospective franchisees, renewing franchisees, and transferees of a franchise are subject to a criminal background check and must meet certain subjective and objective standards, including those related to relevant experience, education, licensing, background, financial capacity, skills, integrity and other qualities of character.

Our Revenue Model

        The majority of our revenue is derived from a stable set of fees paid by our agents, franchisees and regional franchise owners.

        Revenue Streams.    Our revenue streams are illustrated in the following chart:

        Continuing Franchise Fees.    In the U.S. and Canada, continuing franchise fees are fixed contractual fees paid monthly by regional franchise owners in Independent Regions or franchisees in Company-owned Regions to RE/MAX based on the number of agents in the franchise region or the franchisee's office.

        Annual Dues.    Annual dues are the membership fees that agents pay directly to RE/MAX to be a part of the RE/MAX network and use the RE/MAX brand. Annual dues are currently a flat fee of US$400/CA$400 per agent annually for our U.S. and Canadian agents.

        Broker Fees.    Broker fees are assessed to the broker against real estate commissions paid by customers when an agent sells a home. Agents pay a negotiated percentage of these earned commissions to the broker in whose office they work. Broker-owners in turn pay a percentage of the commission to the regional franchisor. Generally, the amount paid by broker-owners to the regional franchisor, which we refer to as the "broker fee," is 1% of the total commission on the transaction. The amount of commission collected by brokers is based primarily on the sales volume of RE/MAX agents, home sale prices in such sales and real estate commissions earned by agents on these transactions. Broker fees therefore vary based upon the overall health of the real estate industry and the volume of existing home sales in particular. This revenue stream is based on sales volume and provides us with incremental upside during a real estate market recovery.

        Franchise Sales and Other Franchise Revenue.    Franchise sales and other franchise revenue primarily comprises:

  •
  Franchise Sales.  Franchise sales revenue consists of revenue from sales and renewals of individual franchises from Company-owned Regions and Independent Regions, as well as regional and country master franchises in global markets outside of North America. We receive only a portion of the revenue from the sales and renewals of individual franchises from Independent Regions.

  •
  Other Franchise Revenue.  Other franchise revenue includes revenue from preferred marketing arrangements and approved supplier programs with third parties, including mortgage lenders and other real estate service providers, as well as event-based revenue from training and other programs, including our annual convention in the U.S.

        Brokerage Revenue.    Brokerage revenue principally represents fees assessed by our owned brokerages for services provided to their affiliated real estate agents. Our owned brokerage offices are solely in the U.S. and represent less than 1% of the 3,500 real estate brokerage offices that operate under the RE/MAX brand name in the U.S. as of September 30, 2015.

        Revenue per Agent in U.S. and Canada Owned and Independent Regions.    We receive a higher amount of revenue per agent in our Company-owned Regions than in our Independent Regions. While both Company-owned Regions and Independent Regions charge relatively similar fees to RE/MAX brokerages and agents, we receive the entire amount of the continuing franchise fee, broker fee and initial franchise and renewal fee in Company-owned Regions, whereas we receive only a portion of these fees in Independent Regions. We generally receive 15%, 20% or 30% of the amount of such fees in Independent Regions, which is a fixed rate in each particular Independent Region established by the terms of the applicable regional franchise agreement. In 2014, the average annual revenue per agent in our Company-owned Regions was approximately $2,449, whereas the average annual revenue per agent in Independent Regions was approximately $821.

        Franchise and Agent Fee Increases.    Given the low fixed infrastructure cost of our franchise model, modest increases in aggregate fees per agent positively affect our profitability. Although we may pursue future opportunities to increase our aggregate fees per agent over time, our strategic focus is to grow agent count through recruiting programs and retention initiatives.

        International Revenue.    We base our continuing franchise fees, agent dues and broker fees outside the U.S. and Canada on the same structure as our Independent Regions, except that the aggregate level of such fees is substantially lower in these markets than in the U.S. and Canada.

        Our revenue and agent count by geography are illustrated in the following charts:

        Free Cash Flow Fuels Growth Catalysts and Return of Capital.    Recruiting and retaining agents and selling franchises are at the core of our franchise model. These activities have delivered stable, recurring revenue streams and high operating and Adjusted EBITDA margins. As a result, we generate a significant amount of cash from operations and, due to the low capital expenditure requirements of our business, this has resulted in strong free cash flow, as demonstrated below.

(1)
Free cash flow is defined as operating cash flow less capital expenditures. See "—Non-GAAP Measures—Free Cash Flow" below.

(2)
Represents free cash flow less tax and other discretionary non-dividend distributions paid to RIHI, Inc., or "RIHI", to enable RIHI to satisfy its income tax obligations.

(3)
Unencumbered cash generated is defined as free cash flow less distributions to RIHI, quarterly debt principal payments and the annual excess cash flow payment on debt.

        This free cash flow supports our organic growth and we anticipate that it will support future catalysts to our business, including independent regional acquisitions, strategic reinvestment in the business, and other strategic acquisitions. Strong free cash flow also has allowed us to return capital to shareholders. Since our initial public offering, we have consistently paid quarterly dividends, and we also periodically assess our ability to return additional capital to shareholders, which in the first half of 2015 took the form of a special dividend.

Our Agent-Centric Approach

        We believe that our agent-centric approach enables us to attract and retain highly effective agents and motivated franchisees to our network and drive growth in our business and profitability. We have built a franchise model designed to provide the following unique combination of benefits to our franchisees and agents:

  •
  Affiliation with the Best Brand in Residential Real Estate.  We believe buyers and sellers of real estate are most comfortable doing business with an entity and brand with which they are familiar. We drive brand awareness through transaction activity and visibility in the market. The RE/MAX brand has held number one market share as measured by total residential transaction sides completed by our agents in both the U.S. and Canada since 1999. We reinforce brand awareness through marketing and advertising programs that are supported by promotional campaigns of our franchisees and agents in their local markets. RE/MAX has surpassed all U.S. real estate franchises in television advertising every year from 2002 to 2014, according to Nielsen Monitor-Plus total unequivalized ad impressions among adults of ages from 25 to 54 for ads purchased through nationwide buys (not including Spanish-language television).

  •
  Entrepreneurial, High Performance Culture.  We attract highly driven professionals through our recruiting and franchise sales efforts. We provide our franchisees and agents with a vast array of industry-leading tools, resources and support, but allow them autonomy to run their businesses independently. Our approach gives them the freedom generally to set commission rates and oversee local advertising in order to best meet the needs of their particular markets and circumstances. As we say to our agents, they are "in business for themselves, but not by themselves."

  •
  High Agent Commission Fee Split and Low Franchise Fees.  In the RE/MAX franchise network, we recommend to our franchisees an agent-favorable commission split of 95%/5% (with the agent receiving 95%). In exchange for the agent generally retaining a high percentage of commissions, our agents pay the franchise broker a pre-agreed sum to share the overhead and other fixed costs of the brokerage. This model is highly attractive to high-producing agents because it allows them to earn a higher commission compared to traditional brokerages where the broker typically takes 30% to 40% of the agent's commission.

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  Lead Referral Systems Supported by High Traffic Websites.  We provide an attractive lead referral system to our agents free of referral fees. We believe that no other national real estate brand provides their real estate agents comparable access to free leads. Our websites, including remax.com, global.remax.com, theremaxcollection.com and remaxcommercial.com, collectively were visited over 70.0 million times in 2014. Remax.com was the most visited real estate franchise website during the first half of 2015, according to Experian Hitwise Marketing Services data. In addition, the traffic across our websites provides listed properties additional exposure to potential buyers. When a prospective buyer inquires about a property displayed on our websites, or the websites of certain of our regions, offices, and agents, a RE/MAX agent receives this lead through our lead referral system, LeadStreet®, without a referral fee. Our expansive global network of agents also generates traditional agent-to-agent leads, such as when a relocating home seller wants their RE/MAX agent's referral for an agent to help them buy in their new area, or a customer's business needs the specialized assistance of a RE/MAX Commercial® practitioner.

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  RE/MAX University® Training Programs.  RE/MAX is an industry leader in providing comprehensive education programs for franchisees and agents. In 1994, RE/MAX created the revolutionary RE/MAX Satellite Network, which was the only real estate related educational and training system of its kind for over a decade. In 2007, RE/MAX introduced RE/MAX University®, or RU, which offers worldwide, 24/7, on-demand access to the latest information on key industry topics and is aimed at helping our global network of agents deliver the best service possible to their existing and potential new customers. RE/MAX University further enhances our agent expertise by equipping agents with advanced training in areas such as distressed properties, luxury properties, senior clients, buyer agency and many other specialty areas of real estate.

        Our franchise model is designed to attract and retain the most productive and experienced network of agents in real estate. The productivity of our agents is a key driver in the success of our franchisees. This dynamic reinforces itself as high performing agents benefit from being associated with successful brokerage offices in their local markets. Closely-tracked surveys of large brokerages, such as the Real Trends 500 survey and the Real Trends Canadian 250 survey have for several years demonstrated that RE/MAX agents average more transactions per agent than any other national brand in both the U.S. and Canada.

Source: 2015 Real Trends 500 Survey of the largest U.S. brokerages, containing 2014 data	Source: 2014 Real Trends Canadian 250 Survey of the largest Canadian brokerages, containing 2013 data

Our Growth Strategy

        We intend to leverage our market leadership in the residential real estate brokerage industry in the U.S. and Canada through various growth initiatives. The key elements of our growth strategy include:

        Capitalize on Recovery in the U.S. Residential Real Estate Market and Increase Our Agent Count.    Since 2006, the residential real estate industry across the globe, and especially in the U.S., experienced a historic downturn, including a significant decline in the number of agents in the business. The residential real estate market in the U.S. is in a recovery and we are well positioned to capitalize on this trend due, in large part, to our leading brand and the quality of our agent and franchise network. Based on our experience, we believe gradually improving market conditions in the U.S. will enable us to continue to sell franchises and recruit and retain higher numbers of agents, increasing our revenue and profitability. We experienced agent losses during the downturn, but we returned to a period of net agent growth in 2012 and our year-over-year growth in agent count accelerated in 2013, 2014 and the first nine months of 2015. As the housing market continues to improve, we expect the growth in our agent count to continue.

        Drive Continuing Franchise Sales Growth and Agent Recruitment and Retention.    Our business strategy is to continue to sell franchises and recruit and retain agents:

  •
  We sold 832 franchises during the twelve months ended September 30, 2015 and intend to continue adding franchises in new and existing markets, and as a result, increase our global market share and brand awareness. In the U.S., we believe we will increase the sales of our franchises as the U.S. housing recovery continues. We believe we are also well-positioned to further grow the number of our franchises outside the U.S. and Canada, where the growth potential for the RE/MAX brand is substantial, particularly in faster growing international markets.

  •
  We intend to continue to focus on recruiting and retaining agents, as each incremental agent leverages our existing infrastructure, allowing us to drive additional revenue at little incremental cost. We intend to focus on recruitment and retention of agents through a range of new and existing programs and tools, including increasingly targeted marketing and promotional efforts, additional hiring of franchise sales representatives, improved training and development programs for franchisees and agents, and benefits to both agents and franchisees from our network infrastructure such as our high-traffic websites and lead referral system.

        Reacquire Independent RE/MAX Regional Franchises.    We intend to continue to pursue reacquisitions of the regional RE/MAX franchise rights in a number of Independent Regions in the U.S. and Canada. The reacquisition of a regional franchise substantially increases our revenue per agent and provides an opportunity for us to drive enhanced profitability, as we receive a higher amount of revenue per agent in our Company-owned Regions than in our Independent Regions. For example, we can establish operational efficiencies and improvements in financial performance of a reacquired region by leveraging our existing infrastructure and experience.

        While both Company-owned Regions and Independent Regions charge relatively similar fees to their brokerages and agents, we receive the entire amount of the continuing franchise fee, broker fee and initial franchise and renewal fee in Company-owned Regions, whereas we receive a fixed percentage (generally 15%, 20% or 30%) of such fees in Independent Regions, according to the terms of the applicable regional franchise agreement. In 2014, the average annual revenue per agent in our Company-owned Regions was approximately $2,449, whereas the average annual revenue per agent in Independent Regions was approximately $821. By reacquiring regional franchise rights, we can capture 100% of the fees referred to above and substantially increase the average revenue per agent for agents in the reacquired region, which, as a result of our low fixed-cost structure, further increases our overall margins.

        We currently franchise directly in Company-owned Regions representing 55% of our agents in the U.S. and Canada combined, while the remaining 45% of our U.S. and Canada combined agent count operate in 20 Independent Regions, as of September 30, 2015.

Corporate Structure and Ownership

        We are a holding company and our only business is to act as the sole manager of RMCO, LLC, or "RMCO". In that capacity, we operate and control all of the business and affairs of RMCO. As of September 30, 2015, we own 41.03% of the common units in RMCO, while the selling stockholder, RIHI owns the remaining 58.97% of common units in RMCO. RIHI is majority owned and controlled by David Liniger, our Chief Executive Officer, Chairman and Co-Founder, and by Gail Liniger, our Vice Chair and Co-Founder. Daryl Jesperson, one of our directors, holds a minority ownership interest in RIHI.

        Due to RIHI's approximate 59% equity interest in RMCO, our results reflect a significant non-controlling interest and our pre-tax income represents approximately 41% of RMCO's net income. Our only source of cash flow from operations is in the form of distributions from RMCO and management fees paid by RMCO pursuant to a management services agreement between us and RMCO.

        The diagram below depicts our organizational structure:

        As of September 30, 2015, the holders of our Class A common stock collectively own 100% of the economic interests in RE/MAX Holdings, Inc. and have 25.81% of the voting power of RE/MAX Holdings, Inc., while RIHI has the remaining 74.19% of the voting power of RE/MAX Holdings, Inc. through ownership of 100% of the outstanding shares of our Class B common stock. The shares of Class B common stock have no economic rights but entitle the holder, without regard to the number of shares of Class B common stock held, to a number of votes on matters presented to stockholders of RE/MAX Holdings, Inc. that is equal to two times the aggregate number of common units of RMCO held by such holder. As a result of RIHI's ownership of shares of our Class B common stock, it holds effective control of a majority of the voting power of our outstanding common stock and we constitute a "controlled company" under the corporate governance standards of the New York Stock Exchange and therefore are not required to comply with certain corporate governance requirements.

        After giving effect to the sale by RIHI of all shares offered by this prospectus supplement, as of September 30, 2015, we would have owned 55.99% of the common units in RMCO and the holders of our Class A common stock would have held 38.88% of the voting power of RE/MAX Holdings, Inc. RIHI would have owned 44.01% of the common units in RMCO and held 61.12% of the voting power of RE/MAX Holdings, Inc. This balance of economic interest and voting power, as of September 30, 2015, with and without giving effect to the sale of shares offered by this prospectus supplement (without giving effect to the underwriters' option to purchase additional shares), is illustrated below:

        Because RIHI would continue to control a majority of the voting power of our outstanding common stock after giving effect to the sale of all shares offered by this prospectus supplement, we expect to continue to be a "controlled company" under the corporate governance standards of the New York Stock Exchange. RIHI's voting rights will be reduced to equal the aggregate number of RMCO common units it holds after any of the following events: (i) October 7, 2018; (ii) the death of the Company's Chief Executive Officer, Chairman and Co-Founder David Liniger; or (iii) at such time as RIHI's ownership of RMCO common units falls below 5,320,380 common units.

Effect of the Offering on Amounts Payable Pursuant to Tax Receivable Agreement

        At the time of our IPO, we entered into separate tax receivable agreements, or "TRAs," with RMCO's historical owners, RIHI and Weston Presidio V., L.P., or "Weston Presidio." During the second quarter of 2015, Weston Presidio assigned, transferred and conveyed to Oberndorf Investments LLC, or "Oberndorf," all of its rights, title and interest in and to, and all of its liabilities and obligations under,

Weston Presidio's TRA with us, and we entered into a joinder to the TRA on May 29, 2015 with Western Presidio and Oberndorf. Neither the assignment and transfer nor the joinder agreement impacted our financial position, results of operations or cash flows.

        This offering is expected to affect the estimated amounts payable pursuant to our TRAs. We previously disclosed in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 that, as of September 30, 2015, we estimated that amounts payable pursuant to our TRAs within the next 12 month period will be approximately $3.9 million. However, the total aggregate amount payable pursuant to the TRAs subsequent to the completion of this offering will increase. The timing and amount of the payments to be made under the TRAs are subject to certain contingencies, including that we must have sufficient taxable income to utilize all of the tax benefits defined in the TRAs. If we elect to terminate the TRAs early, we would be required to make an immediate cash payment equal to the present value of the anticipated future tax benefits that are the subject of the TRAs, which payment may be made significantly in advance of the actual realization, if any, of such future tax benefits.

Non-GAAP Measures

Adjusted EBITDA

        Adjusted EBITDA includes adjustments to EBITDA for (gains) losses on sale or disposition of assets and sublease, loss on early extinguishment of debt, non-recurring equity-based compensation, non-cash straight-line rent expense, salaries paid to David Liniger, our Chief Executive Officer, Chairman and Co-Founder, and Gail Liniger, our Vice Chair and Co-Founder, that we discontinued subsequent to our initial public offering (the "IPO"), professional fees and certain non-recurring expenses incurred in connection with the IPO, acquisition integration and professional fees and non-recurring severance and other related charges incurred in connection with the restructuring plan designed to improve efficiencies at our corporate headquarters, the retirement of our former Chief Executive Officer on December 31, 2014, subsequent organizational changes in 2015 and the retirement of our former president on August 19, 2015. See "Item 7.—Management's Discussion and Analysis of Financial Condition and Results of Operations" of our Annual Report on Form 10-K for the year ended December 31, 2014 and "Item 2.—Management's Discussion and Analysis of Financial Condition and Results of Operations" of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 for further discussion of Adjusted EBITDA and a reconciliation of the differences between Adjusted EBITDA and net income.

        The below table presents a reconciliation of Adjusted EBITDA to net income on a consolidated basis for the periods presented.

	Year Ended December 31,
				Twelve months ended September 30, 2015
	2012	2013	2014
	(in thousands)
Consolidated:
Net income	$33,324	$28,252	$43,979	$47,998
Depreciation and amortization	12,090	15,166	15,316	15,183
Interest expense	11,686	14,647	9,295	9,736
Interest income	(286)	(321)	(313)	(244)
Provision for income taxes	2,138	2,844	9,948	10,700

EBITDA	58,952	60,588	78,225	83,373
Loss (gain) on sale or disposition of assets and sublease	1,352	971	(340)	(836)
Loss on early extinguishment of debt	136	1,798	178	94
Non-recurring equity-based compensation	1,089	2,748	—	—
Non-cash straight-line rent expense	1,879	1,183	812	879
Chairman executive compensation	3,000	2,261	—	—
Non-recurring severance and other related expenses	—	—	4,617	6,099
Acquisition integration costs	336	495	313	240
Public offering related expenses	—	6,995	—	—

Adjusted EBITDA	$66,744	$77,039	$83,805	$89,849

Free Cash Flow

        We define free cash flow as operating cash flow less capital expenditures. The table below presents a reconciliation of free cash flow to cash from operations as well as a detailed breakdown of certain other metrics derived from free cash flow for the periods presented.

	Year Ended December 31, 2014	Twelve months ended September 30, 2015
	(in thousands)
Cash flow from operations	$63,709	$72,252
Less: Capital expenditures	(2,026)	(3,075)

Free cash flow	61,683	69,177
Less: Tax/Other non-dividend discretionary distributions to RIHI	(17,765)	(7,768)

Free cash flow after tax/non-dividend discretionary distributions to RIHI	43,918	61,409
Less: Quarterly debt principal payments	(2,189)	(2,098)
Less: Annual excess cash flow (ECF) payment	(14,627)	(7,320)

Unencumbered cash generated	$27,102	$51,991

Corporate Information

        RE/MAX Holdings, Inc. is a Delaware corporation formed on June 25, 2013. Our principal executive offices are located at 5075 South Syracuse Street, Denver, Colorado 80237. The telephone number of our principal executive offices is (303) 770-5531. We maintain a website at www.remax.com, on which we post our key corporate governance documents, including our board committee charters and our code of ethics. We do not incorporate the information on our website into this prospectus supplement and accompanying prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus supplement and accompanying prospectus.

The Offering

Class A common stock offered by the selling stockholder	4,500,000 (5,175,000 if the underwriters' option to purchase additional shares is exercised in full).
Class A common stock to be outstanding after this offering	16,839,639 (17,514,639 if the underwriters' option to purchase additional shares is exercised in full).
Option to purchase additional shares

The selling stockholder has granted the underwriters a 30-day option to purchase up to 675,000 additional shares of our Class A common stock in the event the underwriters sell more shares than the total number of shares set forth on the cover of this prospectus supplement.

Voting power held by the holders of Class A common stock after this offering	38.88% (41.08% if the underwriters' option to purchase additional shares is exercised in full).
Voting power held by the holders of Class B common stock after this offering	61.12% (58.92% if the underwriters' option to purchase additional shares is exercised in full).
Use of proceeds	We will not receive any proceeds from sales of the shares of Class A common stock sold by the selling stockholder.
Dividend policy

We intend to continue to pay a cash dividend on shares of Class A common stock on a quarterly basis. Whether we do so, however, and the timing and amount of those dividends will be subject to approval and declaration by our board of directors and will depend on a variety of factors, including the financial results and cash flows of RMCO and its subsidiaries, distributions we receive from RMCO, our financial results, cash requirements and financial condition, our ability to pay dividends under our senior secured credit facility and any other applicable contracts, and other factors deemed relevant by our board of directors. All dividends declared and paid will not be cumulative.

Redemption rights

Each common unit in RMCO held by RIHI may be redeemed at RIHI's election in exchange for, at our option, newly issued shares of our Class A common stock on a one-for-one basis or a cash payment equal to the market price of one share of our Class A common stock (subject to customary adjustments, including conversion rate adjustments, underwriting discounts, commissions and adjustments for stock splits, stock dividends and reclassifications). If all outstanding RMCO common units were redeemed for newly issued shares of Class A common stock, a total of 30,074,239 shares of Class A common stock would be outstanding.

Risk factors

An investment in our Class A common stock involves a high degree of risk. You should read this entire prospectus supplement and accompanying prospectus carefully, as well as the risks described under "Risk Factors" on page 7 of the accompanying prospectus and in Item 1A of our most recent Annual Report on Form 10-K and Item 1A of any subsequently filed Quarterly Reports on Form 10-Q, the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations" also found in such reports and the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.

New York Stock Exchange Symbol	RMAX.

        The number of shares of Class A common stock to be outstanding after completion of this offering is based on 12,339,639 shares of our Class A common stock outstanding as of September 30, 2015 and 4,500,000 (5,175,000 if the underwriters' option to purchase additional shares is exercised in full) shares of our Class A common stock to be issued upon redemption of common units of RMCO by the selling stockholder and then sold in this offering and, except where we state otherwise, the Class A common stock information we present in this prospectus supplement excludes:

  •
  options to purchase 88,057 shares of Class A common stock outstanding under our 2013 Omnibus Incentive Plan, or the "Incentive Plan";

  •
  111,988 shares of Class A common stock subject to restricted stock units outstanding under our Incentive Plan;

  •
  1,930,704 shares available for issuance pursuant to future grants of equity under the Incentive Plan; and

  •
  13,234,600 shares of our Class A common stock issuable upon redemption of 13,234,600 common units of RMCO (or, if the underwriters exercise in full their option to purchase additional shares of Class A common stock, 12,559,600 shares of Class A common stock issuable upon redemption of 12,559,600 common units of RMCO) that will be held by RIHI immediately following this offering.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

        In addition to historical information, some of the information in this prospectus supplement and the accompanying prospectus, including the information we incorporate by reference, includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements other than statements of historical facts included or incorporated by reference in this prospectus supplement or the accompanying prospectus may constitute forward-looking statements, including, but not limited to, our beliefs about trends in the housing market, long-term demand and our ability to continue to grow in terms of number of agents as well as revenues and to execute our growth strategy. Discussions containing these forward-looking statements are also contained under the headings "Risk Factors", "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as well as in our Current Reports on Form 8-K, and any amendments we make to those filings with the SEC, all of which documents are incorporated by reference herein, and may be contained in any other information included herein or incorporated by reference hereto. In some cases, you can identify these "forward-looking statements" by the specific words, including but not limited to "may," "will," "should," "expects," "forecast," "project," "intend," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of those words and other comparable words. Such forward-looking statements are subject to various risks, uncertainties, assumptions and other factors, including but limited those under the heading "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" of our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and similar disclosures in subsequent reports filed with the SEC (which documents are incorporated by reference herein), that could cause actual outcomes or results to differ materially from those indicated in such statements. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

        We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the "SEC". You may read and copy any documents filed by us at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Our filings with the SEC are also available to the public through the SEC's Internet website at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005. We make available free of charge on the investor relations portion of our website (http://www.remax.com) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with the SEC.

        Our website and the information contained therein or connected thereto are not incorporated into this prospectus supplement, accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus each form a part, and you should not rely on any such information in making your decision whether to purchase our securities.

        The SEC's rules allow us to "incorporate by reference" information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus supplement and before the date that the offering of the shares of Class A common stock by means of this prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement or incorporated by reference in this prospectus supplement.

        This prospectus supplement incorporates by reference the documents set forth below that have previously been filed with the SEC:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 13, 2015.

  •
  Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2015, June 30, 2015 and September 30, 2015, filed with the SEC on May 8, 2015, August 7, 2015 and November 6, 2015, respectively.

  •
  The portions of our Definitive Proxy Statement on Schedule 14A (filed on March 27, 2015) that were incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

  •
  Our Current Reports on Form 8-K, filed with the SEC on May 13, 2015 and October 27, 2015.

  •
  All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, but excluding any information furnished to, rather than filed with, the SEC.

        The accompanying prospectus is part of a registration statement on Form S-3 we have filed with the SEC under the Securities Act. Neither this prospectus supplement nor the accompanying prospectus contains all of the information in the registration statement. Our statements in this prospectus supplement about the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement for complete information. You may inspect a copy of the registration statement, including exhibits, at the SEC's public reference room or on our website as described above. Additionally, we will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from our Corporate Secretary at Attn: Corporate Secretary, RE/MAX Holdings, Inc., 5075 South Syracuse Street, Denver, Colorado 80237, (303) 770-5531.

 USE OF PROCEEDS

        The proceeds from the sale or other disposition of the Class A common stock covered by this prospectus supplement are solely for the account of the selling stockholder. We will not receive any proceeds from any sale or other disposition of these shares of Class A common stock by the selling stockholder.

 SELLING STOCKHOLDER

        The following table sets forth the name of the selling stockholder, the number of shares of Class A common stock of the Company beneficially owned (through exchange rights associated with the common units of RMCO) by the selling stockholder, the number of shares that may be offered under this prospectus supplement and the number of shares of our Class A common stock to be owned by the selling stockholder after this offering is completed. The number of shares in the column "Number of Shares Being Offered" represents all of the shares that the selling stockholder may possibly offer under this prospectus supplement.

        Beneficial ownership of a security is determined in accordance with the rules and regulations of the SEC. Under these rules, a person is deemed to beneficially own a share of our Class A common stock if that person has or shares voting power or investment power with respect to that share, or has the right to acquire beneficial ownership of that share within 60 days, including through the exercise of any option or other right or the conversion of any other security. Shares issuable under stock options and warrants not subject to this offering are deemed outstanding for computing the percentage of the person holding options or warrants but would not be deemed outstanding for computing the percentage of any other person. As of September 30, 2015, the percentage of beneficial ownership for the following table is based upon 12,339,639 shares of capital stock outstanding of RE/MAX Holdings and 30,074,239 common units of RMCO outstanding, of which 12,339,639 are owned by RE/MAX Holdings.

Shares of Class A common stock beneficially owned after offering (assuming no exercise of option to purchase additional shares)(2)
									Voting power after offering (assuming no exercise of option to purchase additional shares)(3)	Voting power after offering (assuming full exercise of option to purchase additional shares)
Shares of Class A common stock beneficially owned after offering (assuming full exercise of option to purchase additional shares)(2)
Shares of Class A common stock beneficially owned prior to offering(1)
Number of shares being offered(2)
			Assuming no exercise of option to purchase additional shares	Assuming full exercise of option to purchase additional shares
	Number of shares	% of class			Number of shares	% of class	Number of Shares
Name								% of Class	% of Class	% of Class
RIHI(4)	17,734,600	58.97%	4,500,000	5,175,000	13,234,600	44.01%	12,559,600	41.76%	61.12%	58.92%
(1)
Based on conversion of RMCO common units to Class A common stock on a one-for-one basis. See "Selling Stockholder" on page 14 of the accompanying prospectus for more information regarding the RMCO common units.

(2)
Assumes all offered shares are sold and beneficial ownership of any additional shares or securities that are convertible or exchangeable into shares are not acquired.

(3)
Represents percentage of voting power of the Class A common stock and Class B common stock voting together as a single class. See "Description of Capital Stock—Common Stock" on page 10 of the accompanying prospectus for more information regarding voting by our Class A and Class B common stock.

(4)
RIHI is majority owned and controlled by David Liniger, our Chief Executive Officer, Chairman and Co-Founder and Gail Liniger, our Vice Chair and Co-Founder. As such, Mr. and Mrs. Liniger have dispositive, voting and investment control over the RMCO common units held by RIHI. Daryl Jesperson, one of our directors, holds a minority ownership interest in RIHI.

UNDERWRITERS

        Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC are acting as representatives, have severally agreed to purchase from the selling stockholder, and the selling stockholder has agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC	1,260,000
Merrill Lynch, Pierce, Fenner & Smith
Incorporated	1,260,000
J.P. Morgan Securities LLC	1,260,000
William Blair & Company, L.L.C.	337,500
Perella Weinberg Partners LP	225,000
Zelman Partners LLC	157,500

Total	4,500,000

        The underwriters are offering the shares of Class A common stock subject to their acceptance of the shares from the selling stockholder and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of Class A common stock offered by this prospectus supplement and the accompanying prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of Class A common stock offered by this prospectus supplement and accompanying prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters' option to purchase additional shares described below.

        The underwriters initially propose to offer part of the shares of Class A common stock directly to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers at the public offering price less a concession not to exceed $0.918 per share. After the initial offering of the shares of Class A common stock, the offering price and other selling terms may from time to time be varied by the representatives.

        The selling stockholder has granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 675,000 additional shares of Class A common stock from the selling stockholder at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional shares of Class A common stock as the number listed next to the underwriter's name in the preceding table bears to the total number of shares of Class A common stock listed next to the names of all underwriters in the preceding table.

        The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to the selling stockholder. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional 675,000 shares of Class A common stock.

	Total
	Per Share	No Exercise	Full Exercise
Public offering price	$36.00	$162,000,000	$186,300,000
Underwriting discounts and commissions to be paid by the selling stockholder	1.53	6,885,000	7,917,750
Proceeds, before expenses, to the selling stockholder	$34.47	$155,115,000	$178,382,250

        We have agreed to reimburse the underwriters for expenses relating to clearance of this offering with the Financial Industry Regulatory Authority up to $50,000.

        The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of Class A common stock offered by them.

        Our Class A common stock is listed on the NYSE under the trading symbol "RMAX."

        We, RMCO, the selling stockholder and our directors and executive officers have agreed that, without the prior written consent of the representatives on behalf of the underwriters, we and they will not, during the period ending 75 days after the date of this prospectus supplement (the "restricted period"):

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or redeemable for shares of common stock;

  •
  file any registration statement with the SEC relating to the offering of any shares of common stock or any securities convertible into or exercisable or redeemable for common stock; or

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock,

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of the representatives on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or redeemable for common stock.

        The restrictions described in the immediately preceding paragraph relating to our directors and executive officers do not apply to:

  •
  transactions relating to shares of our common stock or other securities acquired in open market transactions after the consummation of this offering, provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with transfers or dispositions of such shares of common stock or other securities acquired in such open market transactions (other than a filing on Form 5 made after the expiration of the restricted period);

  •
  transfers of our common stock or any security convertible into common stock to the spouse, domestic partner, parent, sibling, child or grandchild of such person or to a trust formed for the benefit of such person or of an immediate family member; transfers of shares of our common stock or any security convertible into common stock as a bona fide gift; distributions of shares of our common stock or any security convertible into common stock to limited partners, members, stockholders or affiliates of such person or to any investment fund or other entity controlled or managed by, or under common control or management with, such person; or as a distribution by a trust to its beneficiaries, provided that each donee or distributee agree to be bound by the same restrictions set forth above and no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made during the restricted period;

  •
  the receipt by such person of shares of our common stock upon the exercise of an option to purchase our common stock pursuant to our equity incentive plans as described in this prospectus provided that any securities received upon such vesting event or exercise will also be subject to the restrictions above and no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made during the restricted period in connection with such vesting event or exercise;

  •
  transfers of our common stock or any securities convertible into or exercisable or exchangeable for common stock to us, pursuant to agreements under which we have the option to repurchase such shares or securities or a right of first refusal with respect to transfers of such shares or securities, provided that unless such transfers are pursuant to our option to repurchase in the event of termination or resignation of an employee, no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with such transfers (other than a filing on Form 5 made after the expiration of the restricted period);

  •
  in the case of certain of our officers, the disposition of shares of common stock to us in a transaction solely in connection with the payment of taxes due with respect to the net settlement of restricted stock units, provided that such restricted stock unit was outstanding prior to the date of this prospectus supplement pursuant to a plan or agreement disclosed in this prospectus supplement, and provided further that any public report or filing under Section 16(a) of the Exchange Act relating to the disposition of shares of common stock to us in a transaction pursuant to this clause shall clearly indicate in the footnotes thereto that such disposition of shares was solely to us; or

  •
  the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act, for the transfer of shares of our common stock, provided that (i) such plan does not provide for the transfer of common stock during the restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required or voluntarily made regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of common stock may be made under such plan during the restricted period.

        The restrictions above also do not apply to the sale of up to 5,821 shares of our Class A common stock by one of our executive officers.

        In addition, the restrictions described above relating to us and RMCO and the selling stockholder, as applicable, do not apply to:

  •
  the sale of shares to the underwriters pursuant to this offering;

  •
  the issuance by us of shares of common stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing;

  •
  the issuance by us of any securities pursuant to any incentive plan or stock ownership plan in effect on the date of this prospectus and described in this prospectus;

  •
  the filing by us of a registration statement with the SEC on Form S-8 in respect of any shares issued under or the grant of any award pursuant to an employee benefit plan in effect on the date of this prospectus and described in this prospectus;

  •
  the transfer of common stock or any security convertible into or exercisable or exchangeable for common stock that occurs by operation of law or by order of a court of competent jurisdiction, provided that we shall use our reasonable best efforts to cause the transferee to be subject to substantially the same restrictions described above;

  •
  the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act, for the transfer of shares of our common stock, provided that (i) such plan does not provide for the transfer of common stock during the restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required or voluntarily made regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of common stock may be made under such plan during the restricted period;

  •
  the sale or issuance of or entry into an agreement to sell or issue shares of common stock or securities convertible into or exercisable for common stock in connection with any (i) mergers, (ii) acquisition of businesses or franchise rights, (iii) joint ventures or (iv) strategic alliances, provided, that the aggregate number of shares of common stock shall not exceed 10% of the total number of shares of our common stock on a fully diluted basis immediately following this offering and, provided further, that the recipient of any such securities issued shall be subject to restrictions substantially similar to those applicable to holders of our outstanding stock as described above.

        The representatives, in their sole discretion, may release the Class A common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice.

        In order to facilitate the offering of the Class A common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Class A common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option to purchase additional shares. The underwriters can close out a covered short sale by exercising the option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option to purchase additional shares. The underwriters may also sell shares in excess of the option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of Class A common stock in the open market to stabilize the price of the Class A common stock. These activities may raise or maintain the market price of the Class A common stock above independent market levels or prevent or delay a decline in the market price of the Class A common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

        We, the selling stockholder and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

        A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of Class A common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

Other Relationships

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, investment research, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. Affiliates of J.P. Morgan Securities LLC are lenders under our senior secured credit facility.

        In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Selling Restrictions

Australia

        No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission ("ASIC") in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the prospectus, product disclosure statement or other disclosure document under the Corporations Act.

        Any offer in Australia of the shares of Class A common stock may only be made to persons (the "Exempt Investors") who are "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares of Class A common stock without disclosure to investors under Chapter 6D of the Corporations Act.

        The shares of Class A common stock applied for by Exempt Investors in Australia must not be offered for sale in Australia for a period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

        This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Canada

        The shares of Class A common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of Class A common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Dubai International Financial Centre

        This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares of Class A common stock to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

European Economic Area

        In relation to each Member State of the European Economic Area (each, a "Relevant Member State"), no offer of shares of our Class A common stock may be made to the public in that Relevant Member State other than:

          (a)   to any legal entity which is a qualified investor as defined in the Prospectus Directive;

          (b)   to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

          (c)   in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares of our Class A common stock shall require us or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        Each person in a Relevant Member State who initially acquires any shares of our Class A common stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any shares of our Class A common stock being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares of our Class A common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares of our Class A common stock to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

        We, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

        This prospectus supplement has been prepared on the basis that any offer of shares of our Class A common stock in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares of our Class A common stock. Accordingly any person making or intending to make an offer in that Relevant Member State of shares of our Class A common stock which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares of our Class A common stock in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

Hong Kong

        Each underwriter has represented and agreed that:

          (a)   it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Class A common stock other than (i) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (ii) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

          (b)   it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to any shares of Class A common stock, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of Class A common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Japan

        The shares of Class A common stock have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

        This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the shares of Class A common stock are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold debentures of that corporation or the beneficiaries' rights and interest in the trust, as applicable, shall not be transferable for 6 months after the corporation or trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A) and in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Switzerland

        The shares of Class A common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange ("SIX") or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

        Neither this document nor any other offering or marketing material relating to the offering, us or the shares of Class A common stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and any offers of shares of Class A common stock have not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes ("CISA"). The investor protection afforded to acquirers of w interests in collective investment schemes under the CISA does not extend to acquirers of shares.

United Kingdom

        In the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

 LEGAL MATTERS

        The validity of the Class A common stock offered hereby will be passed on for us by Morrison & Foerster LLP, San Francisco, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

        The consolidated financial statements of RE/MAX Holdings, Inc. and subsidiaries as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

RE/MAX Holdings, Inc.

7,500,000 Shares of the Class A common stock

        This prospectus relates to the disposition from time to time by the selling stockholder, of 7,500,000 shares of our Class A common stock, par value $0.0001 per share, or the "Class A common stock", issuable upon exchange on a one-for-one basis of common units of RMCO, LLC, or "RMCO", the entity that owns the operating subsidiaries for our business and of which we are a member and the sole manager.

        We are registering 7.5 million shares for resale by the selling stockholder under the terms of a registration rights agreement with the selling stockholder executed at the date of our initial public offering, or "IPO". Such shares will be issued in redemption for RMCO common units at the time the selling stockholder elects to sell shares under this prospectus. This prospectus describes the general manner in which such shares of Class A common stock may be offered and sold by the selling stockholder. If necessary, the specific manner in which the shares of Class A common stock may be offered and sold will be described in a supplement to this prospectus.

        We are not offering any shares of Class A common stock for sale under this prospectus, and we will not receive any of the proceeds from the sale or other disposition of the shares of Class A common stock offered hereby.

        Our Class A common stock is listed on the New York Stock Exchange under the symbol "RMAX". The last reported sale price of the Class A common stock on the New York Stock Exchange on October 22, 2015 was $35.38 per share.

        The selling stockholder or its pledgees, assignees or successors-in-interest may offer and sell or otherwise dispose of the shares of Class A common stock described in this prospectus from time to time. The selling stockholder may resell the Class A common stock to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. Pursuant to the registration rights agreement, we will bear all costs, expenses and fees in connection with the registration of the Class A common stock. The selling stockholder will bear all commissions and discounts, if any, attributable to the sales of Class A common stock. See "Plan of Distribution" beginning on page 16 for more information about how the selling stockholder may sell or dispose of the shares of Class A common stock registered under for resale under this prospectus.

        Investing in our Class A common stock involves risks. You should carefully consider the risks described under "Risk Factors" on page 7 before investing in our Class A common stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 9, 2015.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the "SEC", using a "shelf" registration or continuous offering process. Under this shelf process, the selling stockholder may from time to time sell the shares of Class A common stock described in this prospectus in one or more offerings. Additionally, under the shelf process, in certain circumstances, we may provide a prospectus supplement that will contain certain specific information about the terms of a particular offering by the selling stockholder. We may also provide a prospectus supplement to add information to, or update or change information contained in this prospectus.

        You should rely only on the information contained or incorporated by reference into this prospectus or any applicable prospectus supplement. We have not, and the selling stockholder has not, authorized anyone to provide you with different information. The selling stockholder is offering to sell, and seeking offers to buy, shares of our Class A common stock only in jurisdictions where it is lawful to do so. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our Class A common stock.

i

 PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere or incorporated by reference into this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our securities. You should read this entire prospectus carefully, as well as the risks described under "Risk Factors" in Item 1A of our most recent Annual Report on Form 10-K and Item 1A of any subsequently filed Quarterly Reports on Form 10-Q, the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations" also found in such reports and the other information contained or incorporated by reference in this prospectus, before making an investment decision.

        In this document, unless the context requires otherwise, "we," "our," "us" and the "Company" refer to RE/MAX Holdings, RMCO and RMCO's subsidiaries.

Corporate Structure and Ownership

        We are a holding company and our only business is to act as the sole manager of RMCO. In that capacity, we operate and control all of the business and affairs of RMCO. As of September 30, 2015, we own 41.03% of the common units in RMCO, while the selling stockholder, RIHI, Inc., or "RIHI", owns the remaining 58.97% of common units in RMCO. RIHI is majority owned and controlled by David Liniger, our Chief Executive Officer, Chairman and Co-Founder, and by Gail Liniger, our Vice Chair and Co-Founder. Daryl Jesperson, one of our directors, holds a minority ownership interest in RIHI.

        Due to RIHI's approximate 59% equity interest in RMCO, our results reflect a significant non-controlling interest and our pre-tax income represents approximately 41% of RMCO's net income. Our only source of cash flow from operations is in the form of distributions from RMCO and management fees paid by RMCO pursuant to a management services agreement between us and RMCO.

        The diagram below depicts our organizational structure (and percentages of voting power and common unit ownership, as of September 30, 2015):

        As of September 30, 2015, the holders of our Class A common stock collectively own 100% of the economic interests in RE/MAX Holdings, Inc. and have 25.81% of the voting power of RE/MAX Holdings, Inc., while RIHI has the remaining 74.19% of the voting power of RE/MAX Holdings, Inc. through ownership of 100% of the outstanding shares of our Class B common stock. The shares of Class B common stock have no economic rights but entitle the holder, without regard to the number of shares of Class B common stock held, to a number of votes on matters presented to stockholders of RE/MAX Holdings, Inc. that is equal to two times the aggregate number of common units of RMCO held by such holder. As a result of RIHI's ownership of shares of our Class B common stock, it holds effective control of a majority of the voting power of our outstanding common stock and we constitute a "controlled company" under the corporate governance standards of the New York Stock Exchange and therefore are not required to comply with certain corporate governance requirements.

        After giving effect to the sale by RIHI of all shares offered by this prospectus, the holders of our Class A common stock would have held 49.22% of the voting power of RE/MAX Holdings, Inc. as of September 30, 2015, while RIHI would have held the remaining 50.78% of the voting power of

RE/MAX Holdings, Inc. Because RIHI would continue to control a majority of the voting power of our outstanding common stock after giving effect to the sale of all shares offered by this prospectus, we expect to continue to be a "controlled company" under the corporate governance standards of the New York Stock Exchange following the completion of the sale of all shares offered by this prospectus.

Corporate Information

        RE/MAX Holdings is a Delaware corporation formed on June 25, 2013. Our principal executive offices are located at 5075 South Syracuse Street, Denver, Colorado 80237. The telephone number of our principal executive offices is (303) 770-5531. We maintain a website at www.remax.com, on which we post our key corporate governance documents, including our board committee charters and our code of ethics. We do not incorporate the information on our website into this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus.

THE OFFERING

Issuer	RE/MAX Holdings, Inc.
Selling Stockholder	The selling stockholder identified in the table on page 14.
Securities Offered	7,500,000 shares of our Class A common stock.
Use of Proceeds	We will not receive any proceeds from sales of the shares of Class A common stock sold from time to time under this prospectus by the selling stockholder.
Risk Factors
An investment in our Class A common stock involves a high degree of risk. You should read this entire prospectus carefully, as well as the risks described under "Risk Factors" in Item 1A of our most recent Annual Report on Form 10-K and Item 1A of any subsequently filed Quarterly Reports on Form 10-Q, the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations" also found in such reports and the other information contained or incorporated by reference in this prospectus, before making an investment decision.
New York Stock Exchange symbol	RMAX.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

        In addition to historical information, some of the information in this prospectus, including the information we incorporate by reference, includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements other than statements of historical facts included or incorporated by reference in this prospectus may constitute forward-looking statements. Discussions containing these forward-looking statements are also contained under the headings "Risk Factors", "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as well as in our Current Reports on Form 8-K, and any amendments we make to those filings with the SEC, all of which documents are incorporated by reference herein, and may be contained in any other information included herein or incorporated by reference hereto or in any prospectus supplement hereto. In some cases, you can identify these "forward-looking statements" by the specific words, including but not limited to "may," "will," "should," "expects," "forecast," "project," "intend," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of those words and other comparable words. Such forward-looking statements are subject to various risks, uncertainties, assumptions and other factors, including but limited those under the heading "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" of our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and similar disclosures in subsequent reports filed with the SEC (which documents are incorporated by reference herein), that could cause actual outcomes or results to differ materially from those indicated in such statements. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

        We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the "SEC". You may read and copy any documents filed by us at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Our filings with the SEC are also available to the public through the SEC's Internet website at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005. We make available free of charge on the investor relations portion of our website (http://www.remax.com) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with the SEC.

        Our website and the information contained therein or connected thereto are not incorporated into this prospectus or the registration statement of which this prospectus forms a part, and you should not rely on any such information in making your decision whether to purchase our securities.

        We have filed a registration statement on Form S-3 with the SEC relating to the shares of Class A common stock covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC's public reference room in Washington, D.C., as well as through the SEC's Internet website noted above.

        The SEC's rules allow us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of the initial registration statement and prior to effectiveness of the registration statement and any reports filed by us with the SEC after the date of this prospectus and before the date that the offerings of the shares of Class A common stock by means of this prospectus are terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

        This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 13, 2015.

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  Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2015, and June 30, 2015, filed with the SEC on May 8, 2015 and August 7, 2015, respectively.

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  The portions of our Definitive Proxy Statement on Schedule 14A (filed on March 27, 2015) that were incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

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  Our Current Report on Form 8-K, filed with the SEC on May 13, 2015.

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  All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC.

        We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from our Corporate Secretary at Attn: Corporate Secretary, RE/MAX Holdings, Inc., 5075 South Syracuse Street, Denver, Colorado 80237, (303) 770-5531.

RISK FACTORS

        An investment in our Class A common stock involves risks. You should carefully consider the risk factors incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2014, together with all of the other information contained or incorporated by reference in this prospectus before purchasing shares of our Class A common stock from the selling stockholder. The occurrence of any of the events described could materially and adversely affect our business, prospects, financial condition, results of operations and our ability to make cash distributions to our stockholders, which could cause you to lose all or a significant part of your investment in our Class A common stock. Some statements in this prospectus constitute forward-looking statements. Please refer to the section entitled "Forward-Looking Statements."

Risks Related to This Offering

         The substantial number of shares that are eligible for sale could cause the market price for our Class A common stock to decline or make it difficult for us to sell equity securities in the future.

        The selling stockholder effectively owns more than 50% of our shares of Class A common stock as a result of its ownership of common units in RMCO (which units are redeemable at the selling stockholder's election for, at our option, newly issued shares of our Class A common stock on a one-for-one basis or a cash payment equal to the market price of one share of our Class A common stock). Expectations that shares of our Class A common stock may be sold by the selling stockholder could create an "overhang" that may adversely affect the market price for our Class A common stock.

        We cannot predict the effect on the market price of our Class A common stock from time to time as a result of (i) sales by the selling stockholder of some or all of the 7,500,000 shares of our Class A common stock under this prospectus, (ii) the availability of such shares of Class A common stock for sale by the selling stockholder, or (iii) the perception that such shares or additional shares of our Class A common stock may be offered for sale by the selling stockholder. Sales of substantial amounts of shares of our Class A common stock in the public market, or the perception that those sales will occur, could cause the market price of our Class A common stock to decline or make future offerings of our equity securities more difficult. Any sale, or perceived impending sale, of a substantial number of shares of our Class A common stock could cause our stock price to fluctuate or decline.

        There are 12,339,639 shares of our Class A common stock outstanding at October 23, 2015. The 7,500,000 shares of Class A common stock that may be sold under this prospectus represent a substantial additional number of shares of our Class A common stock that would be outstanding after this offering is completed.

         Our Class A common stock price may be volatile or may decline regardless of our operating performance and you may not be able to resell your shares at or above the price you paid for them.

        Many factors, which are outside our control, may cause the market price of our Class A common stock to fluctuate significantly, including the following:

  •
  our operating and financial performance and prospects;

  •
  our quarterly or annual earnings or those of other companies in our industry compared to market expectations;

  •
  conditions that impact demand for our services, including the condition of the U.S. residential housing market unrelated to our performance;

  •
  future announcements concerning our business or our competitors' businesses;

  •
  the public's reaction to our press releases, other public announcements and filings with the SEC;

  •
  the size of our public float;

  •
  coverage by or changes in financial estimates by securities analysts or failure to meet their expectations;

  •
  market and industry perception of our success, or lack thereof, in pursuing our growth strategy;

  •
  strategic actions by us or our competitors, such as acquisitions or restructurings;

  •
  changes in government regulation;

  •
  housing and mortgage finance markets;

  •
  changes in accounting standards, policies, guidance, interpretations or principles;

  •
  changes in senior management or key personnel;

  •
  issuances, exchanges or sales, or expected issuances, exchanges or sales of our capital stock;

  •
  adverse resolution of new or pending litigation against us;

  •
  changes in general market, economic and political conditions in the U.S. and global economies or financial markets, including those resulting from natural disasters, terrorist attacks, acts of war and responses to such events; and

  •
  material weakness in our internal control over financial reporting.

        Volatility in the market price of our Class A common stock may prevent investors from being able to sell their Class A common stock at or above the price they paid for the stock. In addition, price volatility may be greater if the public float and trading volume of our Class A common stock is low. As a result, you may suffer a loss on your investment.

         An active trading market for our Class A common stock may not always exist.

        Prior to our initial public offering and the listing of our Class A common stock on the New York Stock Exchange on October 7, 2013, there had not been a public market for our Class A common stock. We cannot predict the extent to which investor interest in our Class A common stock will continue or how liquid the trading market in our shares might become. The shares of Class A common stock available for trading on the New York Stock Exchange before giving effect to any sales of shares under this prospectus represent approximately 40% of the economic interests in our Class A common stock and the remaining 60% of the economic interests are held by RIHI through its ownership of common units in RMCO. As a result, the market for our shares may be less liquid than the market for shares of other public companies and there may be imbalances between supply and demand for our shares. Our share price may therefore experience significant volatility and may not necessarily reflect the value of our expected performance. If an active trading market does not exist, you may have difficulty selling any of our Class A common stock that you buy. Consequently, you may not be able to sell our Class A common stock at prices equal to or greater than the price you paid.

 USE OF PROCEEDS

        The proceeds from the sale or other disposition of the Class A common stock covered by this prospectus are solely for the accounts of the selling stockholder. We will not receive any proceeds from any sale or other disposition of these shares of Class A common stock by the selling stockholder.

DETERMINATION OF OFFERING PRICE

        This offering is being made solely to allow the selling stockholder to offer and sell shares of our Class A common stock to the public. The selling stockholder may offer for sale some of its shares at the time and price that it chooses. On any given day, the price per share is likely to be based on the market price of our Class A common stock, as quoted on the New York Stock Exchange on the date of sale, unless shares are sold in private transactions. Consequently, we cannot currently determine the price at which the shares offered for resale pursuant to this prospectus may be sold.

 DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock consists of 180,000,000 shares of Class A common stock, par value $0.0001 per share, 1,000 shares of Class B common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share. The following description of our capital stock is a summary and is qualified in its entirety by reference to our certificate of incorporation and bylaws, the forms of which are filed as exhibits to the registration statement of which this prospectus forms a part, and by applicable law. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Common Stock

Class A common stock

        Holders of shares of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.

        Holders of shares of our Class A common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

        Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Class A common stock will be entitled to receive pro rata our remaining assets available for distribution.

        Holders of shares of our Class A common stock do not have preemptive, subscription, redemption or conversion rights.

Class B common stock

        Each holder of Class B common stock shall be entitled, without regard to the number of shares of Class B common stock held by such holder, to two votes for each common unit in RMCO held by such holder. RIHI is the sole owner of our Class B common stock. As a result of its ownership of the Class B common stock, RIHI has a number of votes in RE/MAX Holdings, Inc. that is equal to two times the aggregate number of common units that it holds in RMCO.

        The voting rights of the Class B common stock will be reduced from two votes for each common unit in RMCO held to one vote upon the earliest of the following dates: (i) October 7, 2018; (ii) at the time of the death of the Company's Chief Executive Officer, Chairman and Co-Founder David Liniger; or (iii) at such time as RIHI's ownership of RMCO common units falls below 5,320,380 common units. In the event that any common units of RMCO are validly transferred in accordance with the terms of the RMCO's fourth amended and restated limited liability company operating agreement, or the "restated RMCO LLC agreement", to a transferee other than David Liniger, the voting rights of the corresponding shares of Class B common stock transferred will also be reduced to one times the aggregate number of RMCO common units held by such transferee.

        Holders of shares of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law.

        Holders of our Class B common stock do not have any right to receive dividends or to receive a distribution upon a dissolution or liquidation or the sale of all or substantially all of our assets. Additionally, holders of shares of our Class B common stock do not have preemptive, subscription, redemption or conversion rights.

Preferred Stock

        Our certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by you. Our board of directors is able to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

  •
  the designation of the series;

  •
  the number of shares of the series, which our board may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares then outstanding;

  •
  whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

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  the dates at which dividends, if any, will be payable;

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  the redemption rights and price or prices, if any, for shares of the series;

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  the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

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  the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

  •
  whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

  •
  restrictions on the issuance of shares of the same series or of any other class or series; and

  •
  the voting rights, if any, of the holders of the series.

        We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of you might believe to be in your best interests or in which you might receive a premium for your shares of Class A common stock over the market price of the shares of Class A common stock.

Options and Other Equity Awards

        Our certificate of incorporation authorizes us to issue shares of Class A common stock and options, rights, warrants and appreciation rights relating to Class A common stock for the consideration and on the terms and conditions established by our board of directors in its sole discretion, whether in connection with acquisitions or otherwise. As of September 30, 2015, we had (i) options to purchase 88,057 shares of Class A common stock outstanding under our 2013 Omnibus Incentive Plan, or Incentive Plan, (ii) 111,988 shares of Class A common stock subject to restricted stock units outstanding under our Incentive Plan, and (iii) an additional 1,930,704 shares available for issuance pursuant to future grants of equity under the Incentive Plan.

Controlled Company

        As a result of the voting rights of the Class B common stock held by RIHI, we qualify as a "controlled company" under the corporate governance standards of the New York Stock Exchange. As a controlled company, we are not required to comply with certain corporate governance requirements, including the requirements that:

  •
  a majority of our board of directors consists of "independent directors," as defined under the rules of the New York Stock Exchange;

  •
  we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities; and

  •
  we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities.

        We expect RIHI to continue to control a majority of the voting power of our outstanding common stock after the sale of all of the shares of Class A common stock offered by this prospectus and therefore that we will continue to be a "controlled company" under the governance standards of the New York Stock Exchange.

Antitakeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

        Our certificate of incorporation and bylaws also contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.

Undesignated Preferred Stock

        The authorization of undesignated preferred stock in our certificate of incorporation will make it possible for our board of directors to issue preferred stock with super voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

Classified Board of Directors

        Our certificate of incorporation provides that our board of directors will be divided into three classes, with each class serving three-year staggered terms. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

        Our certificate of incorporation provides that special meetings of the stockholders may be called only by a resolution adopted by the affirmative vote of the majority of the directors then in office. Our bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. In addition, any stockholder who wishes to bring business before an annual meeting or nominate directors must comply with the requirements set forth in our bylaws. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control or management of our company.

Stockholder Action by Written Consent

        Pursuant to Section 228 of the Delaware General Corporation Law, or the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our company's certificate of incorporation provides otherwise. Our certificate of incorporation provides that, after the date on which RIHI no longer has voting power over a majority of the outstanding shares of our Class A and Class B common stock, any action required or permitted to be taken by our stockholders may be effected at a duly called annual or special meeting of our stockholders and may not be effected by consent in writing by such stockholders.

No Cumulative Voting

        The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our amended and restated certificate of incorporation provides otherwise. Our certificate of incorporation does not expressly provide for cumulative voting.

Business Combinations with Interested Stockholders

        We have elected in our certificate of incorporation not to be subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation's voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we are not subject to any anti-takeover effects of Section 203. However, our certificate of incorporation contains provisions that have the same effect as Section 203, except that they provide that RIHI and any person to whom RIHI sells its common stock will not be subject to the restrictions set forth in these provisions.

Transfer Agent and Registrar

        The transfer agent and registrar for our Class A common stock is Broadridge Financial Solutions, Inc.

Exchange Listing

        Our Class A common stock is listed on the New York Stock Exchange under the symbol "RMAX".

SELLING STOCKHOLDER

        The selling stockholder, RIHI, is a founding member of RMCO, which holds our operating company indirect subsidiaries. RIHI is a Delaware corporation that is majority owned and controlled by David Liniger, our Chief Executive Officer, Chairman and Co-Founder, and Gail Liniger, our Vice Chair and Co-Founder. Daryl Jesperson, one of our directors, holds a minority ownership interest in RIHI. On October 7, 2013, we issued and sold 11,500,000 shares of our Class A common stock at a public offering price of $22.00 per share in our IPO and became a member and the sole manager of RMCO. We are a holding company and, as of September 30, 2015, we own 41.03% of the common units in RMCO, while RIHI owns the remaining 58.97% of common units in RMCO. For additional information regarding relationships between us and the selling stockholder, see "Certain Relationships and Related Party Transactions" in our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 27, 2015, which is incorporated by reference into this prospectus.

        The common units were issued as "restricted securities" under the Securities Act and are subject to certain restrictions on transfer under the RMCO LLC agreement. In general, the common units can be exchanged for our Class A common stock on a one-to-one basis, except if we exercise our option to exchange the common units for cash. This prospectus covers the offer and sale or other disposition by the selling stockholder of 7,500,000 shares of Class A common stock issuable to the selling stockholder upon exchange of 7,500,000 common units. We do not expect to exercise our option to exchange such 7,500,000 common units for cash. As detailed further below, 7,500,000 common units comprises only a portion of the selling stockholder's total holdings.

        We have registered the above-referenced 7,500,000 shares to permit the selling stockholder and its pledgees, donees, transferees or other successors-in-interest that, after the date of this prospectus, receive shares of Class A common stock issued upon exchange of their common units to resell or otherwise dispose of the shares in the manner contemplated under the "Plan of Distribution."

        The selling stockholder may exchange some, all or none of its common units for shares of Class A common stock (subject to our option to exchange units for cash), and it may sell some, all or none of its shares of Class A common stock. Other than our obligation to register the shares for resale pursuant to the registration rights agreement, we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares. The shares of Class A common stock offered by this prospectus may be offered from time to time by the selling stockholder. As part of the original agreement with the selling stockholder at the time of the IPO, we have agreed to, upon request, use reasonable best efforts to keep a registration statement effective for the selling stockholder until the earlier of (a) such time as all the shares owned by the selling stockholder as a consequence of its exchange and conversion of the common units have been disposed of by the selling stockholder or (b) all such shares may be sold by the selling stockholder without limitation or restriction within a three-month period in compliance with Rule 144. The selling stockholder has not requested that all shares issuable in exchange for the entirety of the selling stockholder's common units be registered and this registration statement does not cover all such shares issuable to the selling stockholder in exchange of the entire of its common units. The Company will file a prospectus supplement setting forth any sale plans prior to any sale or other disposition of the selling stockholder's shares pursuant to this registration statement.

        The following table sets forth the name of the selling stockholder, the number of shares beneficially owned (through exchange rights associated with the common units) by the selling stockholder, the number of shares that may be offered under this prospectus and the number of shares of our Class A common stock to be owned by the selling stockholder after this offering is completed. The number of shares in the column "Number of Shares Being Offered" represents all of the shares that the selling stockholder may possibly offer under this prospectus.

        Beneficial ownership of a security is determined in accordance with the rules and regulations of the SEC. Under these rules, a person is deemed to beneficially own a share of our Class A common stock if that person has or shares voting power or investment power with respect to that share, or has the right to acquire beneficial ownership of that share within 60 days, including through the exercise of any option or other right or the conversion of any other security. Shares issuable under stock options and warrants not subject to this offering are deemed outstanding for computing the percentage of the person holding options or warrants but are not deemed outstanding for computing the percentage of any other person. As of September 30, 2015, the percentage of beneficial ownership for the following table is based upon 12,339,639 shares of capital stock (excluding certain options) outstanding of RE/MAX Holdings and 30,074,239 common units of RMCO outstanding, of which 12,339,639 are owned by RE/MAX Holdings.

	Shares Beneficially Owned Prior to Offering(1)			Shares Beneficially Owned After Offering(2)
Name	Number of Shares	% of Class	Number of Shares Being Offered(1)	Number of Shares	% of Class
RIHI(3)	17,734,600	58.97%	7,500,000	10,234,600	34.03%

(1)
Assumes exchange of all of the holder's common units into shares of Class A common stock on a one-to-one basis.

(2)
Assumes all offered shares are sold and beneficial ownership of any additional shares or securities that are convertible or exchangeable into shares are not acquired. The registration of these shares does not necessarily mean that the selling stockholder will sell all or any portion of the shares covered by this prospectus.

(3)
RIHI is majority owned and controlled by David Liniger, our Chief Executive Officer, Chairman and Co-Founder and Gail Liniger, our Vice Chair and Co-Founder. As such, Mr. and Mrs. Liniger have dispositive, voting and investment control over the common units held by RIHI. Daryl Jesperson, one of our directors, holds a minority ownership interest in RIHI.

 PLAN OF DISTRIBUTION

        We are registering the shares of our Class A common stock covered by this prospectus to permit the selling stockholder to resell these securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the offering of the shares of our Class A common stock by the selling stockholder. We have been advised by the selling stockholder that the selling stockholder or pledgees, donees or transferees of, or other successors in interest to, the selling stockholder may sell all or a portion of the 7,500,000 shares of our Class A common stock beneficially owned by them and offered hereby from time to time either directly, or through underwriters, broker-dealers or agents, who may act solely as agents or who may acquire the shares of our Class A common stock as principals or as both, and who may receive compensation in the form of discounts, commissions or concessions from the selling stockholder or from the purchasers of our Class A common stock for whom they may act as agent (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions). We anticipate that the selling stockholder will determine the timing, manner and size of any sale of shares of Class A common stock pursuant to this prospectus.

        Unless otherwise permitted by law, if shares of our Class A common stock are to be sold pursuant to this prospectus by pledgees, donees or transferees of, or other successors in interest to, the selling stockholder, then we must file a prospectus supplement or an amendment to this registration statement under applicable provisions of the Securities Act amending it to include such pledgee, donee, transferee or other successors in interest as selling stockholder under this prospectus.

Determination of Offering Price by the Selling Stockholder

        Except as may be described in any prospectus supplement accompanying this prospectus, the selling stockholder may offer its shares of our Class A common stock pursuant to this prospectus from time to time at fixed prices, which may be changed, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. The prices will be determined by the selling stockholder or by agreement between the selling stockholder and underwriters or dealers.

        Our Class A common stock is listed on the New York Stock Exchange under the symbol "RMAX." The public price at which our shares trade in the future might be below the prevailing market price at the time the registration statement of which this prospectus is a part is declared effective. In determining the prices at which the selling stockholder may offer its shares of our Class A common stock from time to time pursuant to this prospectus, we expect the selling stockholder to consider a number of factors in addition to prevailing market conditions, including, among others:

  •
  the information set forth in this prospectus and otherwise available to the selling stockholder;

  •
  the history of and prospects for our industry;

  •
  an assessment of our management;

  •
  our present operations;

  •
  the trend of our revenues and earnings;

  •
  our earnings prospects;

  •
  the price of similar securities of generally comparable companies; and

  •
  other factors deemed relevant.

        The aggregate proceeds to the selling stockholder from the sale of the shares of Class A common stock offered by it hereby will be the purchase price of the shares of our Class A common stock less discounts and commissions, if any, paid by the selling stockholder.

Methods of Distribution

        The sales described in the preceding paragraphs may be effected:

  •
  on any national securities exchange or quotation service on which the shares of our Class A common stock are listed or quoted at the time of sale;

  •
  in the over-the-counter market;

  •
  in transactions (which may include underwritten transactions) otherwise than on such exchanges or services or in the over-the-counter market;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  through the writing of options whether the options are listed on an option exchange or otherwise;

  •
  short sales;

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  sales pursuant to Rule 144;

  •
  as broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

  •
  any other method permitted pursuant to applicable law; and

  •
  a combination of any such methods of sale.

        In connection with sales of our Class A common stock, the selling stockholder may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of our Class A common stock in the course of hedging their positions. The selling stockholder may also sell the shares of our Class A common stock short and deliver shares of our Class A common stock to close out short positions and to return borrowed shares in connection with such short sales, or loan or pledge shares of our Class A common stock to broker-dealers that in turn may sell the shares.

        The selling stockholder or its successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of our Class A common stock which may be resold thereafter pursuant to this prospectus if our Class A common stock is delivered by the selling stockholder. However, if the Class A common stock is to be delivered by the selling stockholder's successors in interest, we must file a prospectus supplement or an amendment to this registration statement under applicable provisions of the Securities Act amending it to include the successors in interest as selling stockholders under this prospectus.

        The selling stockholder might not sell any, or all, of our Class A common stock offered by it pursuant to this prospectus. In addition, we cannot assure you that the selling stockholder will not transfer the shares of our Class A common stock by other means not described in this prospectus.

        To the extent required, upon being notified by the selling stockholder that any arrangement has been entered into with any agent, underwriter or broker-dealer for the sale of the shares of the Class A common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase of any agent, underwriter or broker-dealer(s), the name of the selling stockholder and of the participating agent, underwriter or broker-dealer(s), specific Class A common stock to be sold, the respective purchase prices and public offering prices, any applicable commissions or discounts, and other facts material to the transaction will be set forth in a supplement to this prospectus or a post-effective amendment to the registration statement of which this prospectus is a part, as appropriate.

        The selling stockholder or its successors in interest may from time to time pledge or grant a security interest in some or all of the shares of Class A common stock, and, if the selling stockholder defaults in the performance of its secured obligation, the pledgees or secured parties may offer and sell such pledged common stock from time to time under this prospectus; however, in the event of a pledge or the default on the performance of a secured obligation by the selling stockholder, in order for the shares of Class A common stock to be sold under this registration statement, unless permitted by law, we must file an amendment to this registration statement under applicable provisions of the Securities Act amending it to include the pledgee, transferee, secured party or other successors in interest as selling stockholders under this prospectus.

        In addition, any securities registered and offered pursuant to this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

        In order to comply with the securities laws of some states, our Class A common stock may be sold in such states only through registered or licensed brokers or dealers.

        The selling stockholder and any other person participating in such distribution will be subject to the applicable provisions of the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any Class A common stock by the selling stockholder and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of our Class A common stock to engage in market-making activities with respect to the particular shares of our Class A common stock being distributed. All of the above may affect the marketability of our Class A common stock and the ability of any person or entity to engage in market-making activities with respect to our Class A common stock.

Underwriting Discounts and Commissions, Indemnification and Expenses

        Brokers, dealers, underwriters or agents participating in the distribution of our Class A common stock pursuant to this prospectus as agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholder and/or purchasers of Class A our Class A common stock for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions).

        The selling stockholder and any brokers, dealers, agents or underwriters that participate with the selling stockholder in the distribution of our Class A common stock pursuant to this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act. In this case, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of our Class A common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any profits realized by the selling stockholder may be deemed to be underwriting commissions. While neither we nor the selling stockholder can presently estimate the amount of such compensation, in compliance with the guidelines of the Financial Industry Regulatory Authority, or FINRA, the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be. However, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be less than this amount. If the selling stockholder and any brokers, dealers, agents or underwriters that participate with the selling stockholder in the distribution of our Class A common stock pursuant to this prospectus are deemed to be an underwriter, the selling stockholder and such other participants in the distribution may be subject to certain statutory liabilities including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act and would be subject to the prospectus delivery requirements of the Securities Act in connection with sales of shares of our Class A common stock.

        Pursuant to a registration rights agreement between us and the selling stockholder, we have agreed to indemnify the selling stockholder, each person, if any, who controls the selling stockholder within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act, and the partners, members, officers, directors, employees or representatives of any of the foregoing, against specified liabilities arising under the Securities Act. The selling stockholder has agreed to indemnify us and each of our directors and officers, and each person, if any, who controls us within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act against specified liabilities arising under the Securities Act.

        Pursuant to a registration rights agreement, we have agreed, among other things, to bear all expenses, other than brokerage and sales commissions, fees and disbursements of the registration of the sale of the shares of Class A common stock by the selling stockholder pursuant to this prospectus.

Stabilization and Other Transactions

        As described above, the selling stockholder may utilize methods of sale that amount to a distribution under federal securities laws. The anti-manipulation rules under the Exchange Act, including, without limitation, Regulation M, may restrict certain activities of, and limit the timing of purchases and sales of securities by, the selling stockholder and other persons participating in a distribution of securities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time before the commencement of such distributions subject to specified exceptions or exemptions. All of the foregoing may affect the marketability of the Class A common stock offered by this prospectus.

        Under the securities laws of some states, the shares of the Class A common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of the Class A common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

        Once sold under the registration statement, of which this prospectus forms a part, the shares of the Class A common stock will be freely tradable in the hands of persons other than our affiliates.

 LEGAL MATTERS

        The validity of the Class A common stock offered hereby will be passed on for us by Morrison & Foerster LLP, San Francisco, California.

EXPERTS

        The consolidated financial statements of RE/MAX Holdings, Inc. and subsidiaries as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.